Exhibit 10.24

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is made as of May 6, 2004

AMONG:

IMPACT CAPITAL PARTNERS LIMITED, a body corporate with offices at 1800 Century Park East, Suite 600, Los Angeles, California 90067

(the "Assignor")

AND:

PACIFICWAVE PARTNERS LIMITED, a body corporate with offices at Water Garden II, 1601 Cloverfield Boulevard, 2nd Floor, South Floor, Santa Monica, California 90404

(the "Assignee")

AND:

BULLDOG TECHNOLOGIES INC., a body corporate with offices at 128 - 11180 Coppersmith Place, Richmond, British Columbia, V7A 5G8

("Bulldog")

WHEREAS:

A. Pursuant to a letter agreement (the "Letter Agreement") dated March 4, 2004 between the Assignor and Bulldog, Bulldog engaged the Assignor as its non-exclusive financial advisor and investment intermediary to, among other things, find and introduce one or more investors satisfactory to Bulldog who would be interested in entering into an investment transaction with Bulldog;

B. Subject to Bulldog's prior approval in writing, the Assignor has the right to assign its rights under the Letter Agreement to any person or entity as specified in writing with notice of assignment sent to Bulldog by mail or facsimile; and

C. The Assignor wishes to assign and transfer to the Assignor, and the Assignor wishes to accept the assignment and transfer from the Assignor, the rights and obligations under the Letter Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties agree as follows:

  The Assignor absolutely assigns, transfers and sets over unto the Assignee all right, title, benefit and interest that the Assignor is entitled to or possessed of, in, to or under the Letter Agreement.

  The Assignee assumes, covenants and agrees to be responsible for all obligations of the Assignor under the Letter Agreement and the Assignee agrees that it will be bound by the Letter Agreement as fully as if it had been an original party to the Letter Agreement.

  This Agreement will be read and construed together with the Letter Agreement, and the rights and obligations of the parties hereto will be determined in accordance with the covenants, agreements, conditions, representations, and warranties made herein and in the Letter Agreement.

  All grants, covenants, provisos, agreements, rights, powers, privileges, and liabilities contained in this Agreement will be read and held as made by and with, granted to and imposed upon, the respective parties hereto, and their respective successors, and assigns.

  Bulldog hereby acknowledges notice of assignment in satisfaction of the assignment provision in the Letter Agreement.

  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

IN WITNESS WHEREOF the parties hereto have executed or caused this Agreement to be executed as of the date above written.

IMPACT CAPITAL PARTNERS LIMITED Per: /s/ Henrik Rouf Authorized Signatory Name: Henrik Rouf Title: Director	PACIFICWAVE PARTNERS LIMITED Per: /s/ Henrik Rouf Authorized Signatory Name: Henrik Rouf Title: Managing Director
BULLDOG TECHNOLOGIES INC. Per: /s/ John Cockburn Authorized Signatory Name: John Cockburn Title: President and Chief Executive Officer